EXHIBIT 10.5

Teda Hotels Management Limited

PERSONAL AND CONFIDENTIAL

EMPLOYMENT AGREEMENT

NAME	H K Fung, Benedict
HKID No.	E226182(4)
POSITION	President - Corporate Development
DIRECT SUPERIOR	Reports directly to Chief Executive Officer
EMPLOYEE CATEGORY	Permanent
BASIC SALARY	HK$ 40,000.00
COMMENCEMENT DATE	3 January 2006

Dear Mr. Fung,

We, Teda Hotels Management Limited (hereinafter referred to as the “COMPANY”), have the pleasure to offer you the above stated position in accordance with the captioned schedule of terms and conditions stated hereunder:

(1)	Working Hours	For Office staff :
Office hours as determined by the COMPANY.
Currently Monday to Friday : 9:00 a.m. to 17:30 p.m.
Saturday : 9:00 a.m. to 13:00 p.m.

(2)	Duties	Your duties shall include the major duties but not limited to those listed on the attachment for which you are employed and you are required to carry out other assignments on a regular basis which the COMPANY or your supervisor may call upon you to
perform. You are required to hold extra positions in any of the
Group’s company as assigned by your superior.

(3)	Meal-break	For each working day you will be entitled to one (1) hour meal-
break, which is between 13:00 p.m. and 14:00 p.m.

(4)	Holidays	You are entitled to the following holidays:
Gazetted General Holidays.

(5)	Annual Leave	Eighteen (18) working days of annual leave after serving every period of Twelve (12) months.

(6)	Employee Benefits	You are entitled to enjoy the employee benefits pertinent to your employee category. All benefits are subject to revision from time to time as deemed appropriate by Management.

(7)	Year-End Bonus	You shall not be entitled any payment of year-end bonus under this agreement. Payment of any bonus or share option is of a gratuitous nature and is granted only at the discretion of the COMPANY and shall depend upon the business situation of the COMPANY, your overall performance and your contribution to the profitability of the COMPANY.

Employment Agreement for
P.2

(8)	Bonus Share	For the first two years of employment, you will be rewarded each year with 60,000 common stock of the listed company Teda Travel Group
Inc. upon completion of one full year of service.

(9)	Termination of	d)	During the first month of probationary period, no notice or
	Employment		payment in lieu is required.
		e)	During the second and third month of the probationary period or during the extended probationary period, seven days’ notice or payment in lieu is required.

		f)	After confirmation into permanent employment, one month’s
notice or payment in lieu is required.

(10)	Transferability	For reasons of operations needs, reallocation of manpower, cross training, staff development, conflicts or on medical grounds, the
Management reserves the rights to vary the nature of your duties according to your personal abilities to perform multi-tasks, which may include your possible transfer to other departments or secondment to other properties within our Group of Companies.

All benefits and entitlements due to such transfers will be adjusted accordingly.

(11)	Uniform	Smart office attire is required.

(12)	Termination due to	Your employment can be terminated at any time, without notice or
	Misconduct,	payment in lieu in the event of your serious misconduct, persistent
	Unpunctuality, or	unpunctuality, neglect of duty or breach of any of the terms and
	Breach of Contract	conditions of your employment, or of any rules and regulations governing your employment.

(13)	Rules & Regulations	You are to comply with all rules and regulations governing your employment made by the COMPANY from time to time. You will also observe the House Rules made known to you from time to time by the COMPANY or your Department Head.

(14)	Rules of Bribery	e)	At any time during this agreement, you must inform the
COMPANY if you or your immediate family have any financial
interest in any business with which the COMPANY has business dealings or which competes with the COMPANY.
		f)	Unless permission is given by the COMPANY in advance, you or your immediate family must not accept any personal loan from the
COMPANY’s suppliers, clients or business associates.
		g)	Prior permission granted from the COMPANY must be received
before taking up any outside work or in exchange for extra
benefits.
		h)	Other than the salary, rewards and benefits specified in this agreement, you must seek permission from the COMPANY for the acceptance of any form of reward and advantage with your work.

(15)	Training	It is expected that you will take interest in your professional and personal growth through devoting reasonable personal time to taking part in training and developmental activities arranged by the
COMPANY.

Employment Agreement for
P.3

(16)	Mandatory Provident	This will be commended according to Hong Kong Special
	Fund Scheme	Administrative Region Government regulations and requirements.

(17)	Non-disclosure of	The Teda Hotels Management Limited and its subsidiaries expect you to
	Company’s Proprietary	be discreet in all matters of proprietary information. You shall not,
	Information	whether during or after the subsistence of this employment agreement, disclose to any third party any information or material relating to the
Company, its business and its customers coming to your knowledge in the course of your work. Except in those circumstances where you have obtained the written consent from the Teda Hotels Management Limited or its subsidiaries, the Company will take disciplinary action including summary dismissal against you.

Should you wish to accept the appointment on the aforesaid terms, kindly confirm your acceptance by signing the two (2) copies of this letter and returning them to us. If unconfirmed by you, this offer of employment will automatically expire in 48 hours.

Our very best wishes for every success in your new appointment with Teda Hotels Management Limited. We indeed look forward to developing mutually beneficial relations.

Yours sincerely,
For and on behalf of
Teda Hotels Management Limited

/s/
Hui Chin Tong, Godfrey	Date
Chief Executive Officer

I, H K Fung, Benedict, fully understand all the details above and now confirm my acceptance of the aforesaid employment terms. I shall take full responsibility of my job and agree to be transferred within our Group of Companies as the COMPANY deems appropriate.

/s/
H K Fung, Benedict	Date
Signature of Employee

c.c.	ORIGINAL FOR EMPLOYEE COPY FOR PERSONAL FILE

Director of Corporate Development

External Responsibilities

1.	Carry out initial contact and negotiation for all mergers and acquisitions potentials.

2.	Assist CFO in preparation of M&A proposals.

3.	Assist CFO in due diligence process.

4.	Assist CFO in the audit review of accounting books of the M&A targets.

5.	Handle the M&A process, including both the China procedures and US procedures.

Internal Responsibilities

1.	Carry out research on both international and Chinese travel market trends.

2.	Inspect each subsidiary operation and visit each CEO regularly.

3.	Analyze the travel market and develop business proposals.

4.	Coordinate in the implementation of all business promotional projects/events.

5.	Responsible for other special projects assigned by the company from time to time.